Exhibit 99.1

THE HOME DEPOT NAMES SECRETARY TOM RIDGE TO BOARD OF DIRECTORS

     ATLANTA, February 24, 2005 — The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Tom Ridge, former Secretary of the Department of Homeland Security and former Governor of Pennsylvania, to the company’s board of directors.

     “Tom Ridge served his country with great distinction and we are honored to have him join our board where we expect that his unique global experience and perspective will make a profound contribution for our company and our shareholders,” said Bob Nardelli, chairman, president & CEO.

     The appointment of Ridge brings the number of directors on The Home Depot board to 13. This includes 12 outside directors, 11 of whom are independent, representing one of the highest percentages of independent directors in corporate America.

     Last month, the company reported that Roger Penske will not stand for re-election to the board after his term expires at the company’s next shareholders meeting.

     Founded in 1978, The Home Depot® is the world’s largest home improvement specialty retailer and the second largest retailer in the United States, with fiscal 2004 sales of $73.1 billion. The company employs approximately 325,000 associates and has 1,892 stores in 50 states, the District of Columbia, Puerto Rico, nine Canadian provinces and Mexico. The company recently announced the creation of a business development operation for retail expansion into China. The Home Depot has been recognized by Fortune as the #1 Most Admired Specialty Retailer for 2005. Its stock is traded on the New York Stock Exchange (NYSE:HD) and is included in the Dow Jones Industrial Average and Standard & Poor’s 500 Index.

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